Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176793

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 10, 2011)

(Proposed Holding Company for Cheviot Savings Bank)
Up to 6,325,000 Shares of Common Stock
(Subject to Increase to up to 7,273,750 Shares)

This supplements the prospectus of Cheviot Financial Corp. dated November 10, 2011.  This prospectus supplement should be read together with the prospectus.

We have commenced a syndicated community offering to sell additional shares.

The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription offering and community offering.

We are increasing the number of shares that you may purchase in the offering.

We have increased the amount of stock that you may purchase.   You may now purchase up to 5% of the shares sold in the offering, which would be $1,870,000 (233,750 shares) at the minimum of the offering range, $2,200,000 (275,000 shares) at the midpoint of the offering range, $2,530,000 (316,250 shares) at the maximum of the offering range and $2,909,496 (363,687 shares) at the adjusted maximum of the offering range. This limit applies to you and to purchases by you together with any associates or persons who may be acting in concert with you (as defined in the prospectus).  This limit also applies to purchases made in the subscription, community or syndicated community offerings. If you have purchased shares of common stock in the subscription, community and syndicated community offerings, your total orders must comply with the purchase limit set forth above.

The ownership limitations for current Cheviot Financial Corp. shareholders disclosed in the prospectus remain unchanged.

Completion of the conversion and offering is subject to certain conditions.

Completion of the offering remains subject to (1) receipt of final regulatory approvals, including approval of an updated appraisal, and (2) the sale of at least 4,675,000 shares of common stock at $8.00 per share, which is the minimum of our offering range.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Ohio Division of Financial Institutions or any state securities regulator has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
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Sole Book-Running Manager
Stifel Nicolaus Weisel
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The date of this prospectus supplement is January 5, 2012
For assistance, contact the sole book-running manager,
Stifel, Nicolaus & Company, Incorporated, at
1-(443) 224-1988